Exhibit (h) (5) (c)
Amendment
To
Compliance Services Agreement
AMENDMENT dated as of July 1, 2007, between THE HIRTLE CALLAGHAN TRUST (the “Trust”), a Delaware statutory trust having its principal place of business at Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, Pennsylvania, 19428, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), and Ohio corporation having its principal place of business at 3435 Stelzer road, Columbus, Ohio, 43219, to that Compliance Services Agreement dated September 14, 2004, (as amended, the “Agreement”), under which BISYS performs compliance services for the Trust.
     WHEREAS, the Board of Trustee has determined that it would be appropriate to amend the Agreement to ensure the Trust’s continued access o various compliance services offered by BISYS but to relieve BISYS of the obligation to provide a Chief Compliance Officer;
     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants set forth, the parties agree as follows:
1.	Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

2.	Sections 1(a)-(c), and Section 2(a)-(c) and (e)-(i) are hereby deleted in their entirety.

3.	Section 2(d) is hereby deleted in its entirety and replaced with the following:

“BISYS” agrees to provide promptly to the Trust (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to BISYS’ compliance with Applicable Securities Laws (in relation to the Trust) regarding BISYS’ services to the Trust. BISYS also agrees to assist the Trust (and the Chief Compliance Officer) by providing information on BISYS’ services to the Trust in order to meet the requirements of the Fund Compliance Program and Applicable Securities Laws.”

4.	and Sections 2(j) and 2(k) are renumbered as Sections 1(a) and 1(b) respectively.

5.	Section 3(b) is hereby deleted in its entirety and replaced with the following:

“(b) In addition to paying BISYS the fees set forth in Schedule A, the Trust agree to reimburse BISYS for any of its out-of-pocket expenses reasonably incurred in connection with its performance hereunder.”

6.	Section 4(a), the first sentence of 4(b) and the second paragraph 4(c) are hereby deleted.
Amendment to Compliance Services Agreement

7.	Schedule A to the Agreement is hereby amended to provide for an Annual fee of $50,000.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
THE HIRTLE CALLAGHAN TRUST
By: /s/ Robert Zion
Title: Vice President and Treasurer
BISYS FUND SERVICES OHIO, INC.
By: /s/ Fred Naddaff
Title: President
Amendment to Compliance Services Agreement